NEITHER THIS NOTE, NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE, nor the securities issuABLE pursuant to Section 3(f) OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. NEITHER THIS NOTE NOR SUCH SECURITIES MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY’S COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE.

The Indebtedness evidenced by this Note is secured by all of the assets of the company but subordinated in right of payment to the prior payment in full of all of Company’s Senior Secured Indebtedness (as defined BELOW).

THIS NOTE CONTAINS A CONFESSION OF JUDGMENT PROVISION WHICH CONSTITUTES A WAIVER OF IMPORTANT RIGHTS THE COMPANY MAY HAVE AS A DEBTOR (BORROWER) AND ALLOWS THE HOLDER TO OBTAIN A JUDGMENT AGAINST THE COMPANY WITHOUT ANY FURTHER NOTICE.

Axion International Holdings, Inc.

Convertible Note

Issuance Date: December 17, 2012	Original Principal Amount: U.S. $333,333.00

FOR VALUE RECEIVED, Axion International Holdings, Inc., a Colorado corporation (the “Company”), hereby promises to pay to Samuel G. Rose or registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to prepayment, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, conversion, prepayment or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the Interest Rate from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date, the Maturity Date, acceleration, conversion, prepayment or otherwise (in each case in accordance with the terms hereof). This Convertible Note (including all Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Convertible Notes (collectively, the “Notes” and such other Convertible Notes issued thereunder, the “Other Notes”) issued (or to be issued) pursuant to the Note Purchase Agreement, dated as of August 24, 2012, among the Company and the Investors parties thereto (the “Note Purchase Agreement”). Except as otherwise defined herein, capitalized terms used herein are defined in Section 24. References in this Note to “Sections” shall be to Sections of this Note unless otherwise specifically provided.

The Notes are secured on a pari passu basis by all of the assets of the Company pursuant to a Security Agreement dated as of August 24, 2012, among the Company, Axion International, Inc., a Delaware corporation, and the Investors who are parties to the Note Purchase Agreement.

1.      Payments of Principal.

(a)                Mandatory Repayment. All unpaid Principal, together with any then unpaid and accrued Interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) December 17, 2017 (the “Maturity Date”), or (ii) when, upon or after the occurrence of an Event of Default, such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms hereof.

(b)               Optional Prepayment. Upon not less than sixty (60) calendar days prior written notice to the Holder, the Company may prepay this Note in whole or in part; provided that: (i) any prepayment of this Note may only be made in connection with the prepayment of all of the Notes issued under the Note Purchase Agreement on a pro rata basis, based on the respective aggregate outstanding principal amounts of each such Note, and (ii) any such prepayment will be applied first to the payment of expenses due under this Note, second to accrued and unpaid Interest and third, if the amount of prepayment exceeds the amount of all such expenses and accrued and unpaid Interest, to the payment of Principal of this Note.

2.      Interest.

(a)                Generally. Interest on this Note shall commence accruing on the Issuance Date, shall be computed on the basis of a 360-day year and twelve 30-day months, and shall be payable in arrears for each calendar quarter on the last day of such calendar quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”), with the first Interest Date being December 31, 2012.

(b)               Payment. Interest shall be payable on each Interest Date to the record holder of this Note on such Interest Date. Except as provided in Section 2(c), during the first three years that this Note is outstanding, Interest accrued under this Note shall be paid in shares of the Company’s common stock, no par value (the “Common Stock”), valued at a price equal to the average of the Weighted Average Price of a share of Common Stock for the twenty consecutive Trading Days prior to such Interest Date, with any fractional shares rounded up to a whole share. During the fourth and fifth years that this Note is outstanding, Interest accrued under this Note shall be paid in cash.

(c)                Default. If any Interest is not paid within 10 days when due, the Interest Rate for all periods that Interest has not been paid shall increase to 14% per annum (the “Default Rate”) until the Interest is paid in full. Following the Maturity Date or such earlier date that the unpaid Principal of this Note becomes due and payable under this Note, the unpaid Principal and accrued Interest shall bear Interest at the Default Rate until this Note is paid in full. All Interest payable at the Default Rate shall be paid in cash.

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3.      Conversion. This Note shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section 3

(a)                Conversion Right of the Holder. At any time on or after the Issuance Date, the Holder shall be entitled to convert all or any portion of the Conversion Amount (as defined below) into fully paid, validly issued and nonassessable shares of Common Stock at the Conversion Price (as defined in Section 24(e)). The Holder may exercise its right to require conversion of all or any portion of the Conversion Amount under this Section 3(a) (the “Holder Conversion”) by delivering a written notice to the Company of its election to so convert (the “Holder Conversion Notice”). The Holder Conversion Notice shall be irrevocable and shall state (i) the date on which the Holder Conversion shall be consummated, and (ii) the aggregate Conversion Amount to be converted pursuant to this Section 3(a).

(b)               Conversion Upon Listing Event. Upon the occurrence of a Listing Event at any time prior to the Maturity Date and the written notice of the Company to the Holder thereof (the “Mandatory Conversion Notice”), the outstanding Principal and all accrued and unpaid Interest under this Note (collectively, the “Conversion Amount”) shall automatically convert in whole on the date specified for conversion in such written notice (which date shall be no earlier than five (5) calendar days from the date such notice is made and shall be no later than the earlier of (i) twenty (20) days from the date such notice is made and (ii) the day prior to the Maturity Date), without any further action by the Holder, into the number of fully paid, validly issued and nonassessable shares of Common Stock determined by dividing (y) the Conversion Amount, by (z) the Conversion Price; provided that all holders of Notes are similarly required to convert.

(c)                Conversion Upon Change of Control. In the event of a Change of Control that is approved in accordance with Section 6(a), the Company shall have the right to require the Holder to convert all of the Conversion Amount then outstanding under this Note into fully paid, validly issued and nonassessable shares of Common Stock at the Conversion Price as of the Change of Control Conversion Date (as defined below); provided that all holders of Notes are similarly required to convert. The Company may exercise its right to require conversion under this Section 3(c) (a “Change of Control Conversion”) by delivering within 30 days of the Change of Control Conversion Date a written notice to all, but not less than all, of the holders of the Notes (the “Change of Control Conversion Notice”). The Change of Control Conversion Notice shall be irrevocable and shall state (i) the date on which the Change of Control Conversion shall be consummated (the “Change of Control Conversion Date”), and (ii) the number of shares of Common Stock to be issued to the Holder on the Change of Control Conversion Date.

(d)               No Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion pursuant to Sections 3(a), 3(b),or 3(c). If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to a whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(e)                Conversion Procedures. Upon the conversion of this Note pursuant to Sections 3(a), 3(b),or 3(c), the Holder shall deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) for cancellation, and the Company shall deliver to the Holder (i) a certificate representing that number of shares of Common Stock into which the Holder has converted, and (ii) in the case of a conversion of less than all of the Conversion Amount pursuant to Section 3(a), a Note representing the balance of the outstanding Principal and all accrued and unpaid Interest following such conversion; provided, however, that upon the Holder’s notice to convert pursuant to Section 3(a), or the Company’s notice of conversion to the Holder pursuant to Sections 3(b) or 3(c), this Note (or in the case of a conversion of less than all of the Conversion Amount pursuant to Section 3(a), this Note to the extent of the Conversion Amount so converted) shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence, and as of the date of conversion, the Holder shall be deemed to be the record holder of the shares of Common Stock into which the Note has been converted and the Warrant described in Section 3(f).

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(f)                Issuance of the Warrant. As additional consideration for the purchase of this Note, the Company shall issue to the Holder a warrant dated as of the date hereof, in the form attached as Exhibit B to the Note Purchase Agreement (the “Warrant” and collectively with the warrants issued in connection with the purchase of each of the Other Notes, the “Warrants”), to purchase a number of fully paid, validly issued and nonassessable shares of Common Stock (subject to adjustment from time to time for anti-dilution as provided by the terms of the Warrant to which this Note is related) equal to the number of fully paid, validly issued and nonassessable shares of Common Stock that would be issued by the Company to the Holder upon conversion of this Note if this Note was to be converted at the time of its issuance at a conversion price equal to $0.40 per share of Common Stock.

4.      Rights Upon Event of Default. Each of the following events shall constitute an “Event of Default”:

(a)                the Company’s failure to pay to the Holder any amount of Principal, Interest or other amounts when and as due under this Note or any other Transaction Document (as defined in the Note Purchase Agreement), except, in the case of a failure to pay Interest when and as due, only if such failure continues for a period of at least seven (7) consecutive Business Days after the Holder’s written notice to the Company of such failure;

(b)               the Company or any of its subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (iv) makes a general assignment for the benefit of its creditors or (v) admits in writing that it is generally unable to pay its debts as they become due;

(c)                proceedings for the appointment of a Custodian of the Company or any of its subsidiaries or all or a substantial part of their respective property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries or the respective indebtedness thereof under any Bankruptcy Law now or hereafter in effect shall be commenced and an order for relief entered which shall not have been vacated, dismissed, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

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(d)               a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company or any of its subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay;

(e)                the Company breaches in any material respect any representation, warranty, covenant or other term or condition of the Note Purchase Agreement, except, in the case of a breach of a covenant or other term or condition of the Note Purchase Agreement which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days;

(f)                any breach or failure in any respect to comply with Section 6 and such breach or failure shall not have been cured, if the same is capable of being cured, for a period of seven (7) consecutive Business Days; and

(g)               any event of default that has been declared in writing with respect to any Senior Secured Indebtedness having a principal balance of at least $500,000 that has not been cured or waived in writing within ten (10) Business Days.

5.      Adjustments to the Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

(a)                Stock Splits, Stock Dividends, Etc. If, at any time on or after the date hereof, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

(b)               Adjustment Due to Merger, Consolidation, Etc. If, at any time after the date hereof, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Company with any other entity (other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Company, or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a “Corporate Change”), then the Holder shall thereafter have the right to receive upon conversion pursuant to Sections 3(a), 3(b),or 3(c), in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon such conversion had such Corporate Change not taken place.

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(c)                Adjustment for Anti-Dilution.

(i)                 Weighted Average Anti-Dilution Formula.

(1)               If the Company issues, after the Issuance Date, any Additional Stock (as defined in Section 24(a)) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 5(c)(i)) be reduced to a price determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

(2)               For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Stock;

“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Stock;

“A” shall mean the number of shares of Common Stock actually outstanding immediately prior to such issuance of Additional Stock (excluding shares of Common Stock issuable on conversion or exercise of preferred stock, convertible promissory notes, options, warrants and other options to purchase or rights to subscribe for such convertible or exchangeable securities);

“B” shall mean the number of additional shares of Common Stock that would have been issued if such Additional Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

“C” shall mean the number of such Additional Stock issued in such transaction.

(3)               No adjustment of the Conversion Price will be made in an amount less than one cent per share; provided that any adjustments that are not required to be made by reason of this sentence will be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or will be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 5(c)(i)(6)(C) and 5(c)(i)(6)(D), no adjustment of such Conversion Price pursuant to this Section 5(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(4)               In the case of the issuance of Common Stock for cash, the consideration will be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

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(5)               In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash will be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the Company irrespective of any accounting treatment.

(6)               In the case of the issuance of warrants, options to purchase or rights to subscribe for Common Stock (collectively, “Options”), securities by their terms convertible into or exchangeable for Common Stock (collectively, “Convertible Securities”), or warrants, options to purchase or rights to subscribe for such Convertible Securities, the following provisions will apply for all purposes of this Section 5(c)(i)

:

(A)             The aggregate maximum number of shares of Common Stock deliverable upon exercise (to the extent then exercisable) of such Options will be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 5(c)(i)(4) and 5(c)(i)(5)), if any, received by the Company upon the issuance of such Options, plus the minimum exercise price provided in such Options to acquire the Common Stock covered thereby, but no further adjustment will be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of such Options.

(B)              The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (to the extent then convertible or exchangeable) assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, for any such Convertible Securities or upon the exercise of warrants, options to purchase or rights to subscribe for such Convertible Securities and subsequent conversion or exchange thereof will be deemed to have been issued at the time such Convertible Securities were issued or such warrants, options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such Convertible Securities and related warrants, options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such Convertible Securities or the exercise of any related warrants, options or rights (the consideration in each case to be determined in the manner provided in Sections 5(c)(i)(4) and 5(c)(i)(5)), but no further adjustment will be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion or exchange of such Convertible Securities or upon the exercise of any such related warrants, options or rights.

(C)              In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such Options or upon conversion of or in exchange for such Convertible Securities or warrants, options to purchase or rights to subscribe for such Convertible Securities, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such Options, Convertible Securities, or related warrants, options, or rights will be recomputed to reflect such change, but no further adjustment will be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options, or the conversion or exchange of such Convertible Securities.

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(D)             Upon the expiration of any such Options, the termination of any such Convertible Securities or the expiration of any warrants, options to purchase or rights to subscribe for such Convertible Securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, will be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(E)              The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 5(c)(i)(6)(A) and 5(c)(i)(6)(B) will be appropriately adjusted to reflect any change, termination or expiration of the type described in either Sections 5(c)(i)(6)(C) or 5(c)(i)(6)(D).

(ii)               Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Company shall promptly compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

6.      Approval of the Required Holders. So long as any of Notes are outstanding, the following actions by the Company shall require the written consent of the Required Holders (as defined in Section 24(k)), such consent not to be unreasonably withheld:

(a)                the consummation of any transaction or series of related transactions that results in a Change of Control;

(b)               the issuance of any class of capital stock of the Company other than Common Stock;

(c)                the incurrence (directly or indirectly by guaranty or otherwise) of any indebtedness, other than (i) asset-based, secured loans with bona fide third party financial institutions approved by the Company’s Board of Directors, (ii) equipment financing loans approved by the Company’s Board of Directors, including in the case of both subparts (i) and (ii) at least one of the directors appointed pursuant to Section 5.4 of the Note Purchase Agreement ((i) and (ii), collectively, the “Senior Secured Indebtedness”), and (iii) trade payables incurred in the ordinary course of business; and

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(d)               the grant of any Option or other right to acquire any capital stock of the Company to any employee, officer, director, consultant or advisor of the Company other than as approved by the Board of Directors of the Company including at least one of the directors appointed pursuant to Section 5.4 of the Note Purchase Agreement.

7.      Pari Passu Notes. The Holder acknowledges and agrees that the payment of all or any portion of the outstanding Principal and all Interest shall be pari passu in right of payment and in all other respects to the Other Notes. In the event the Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Notes, then the Holder shall hold in trust all such excess payments for the benefit of the holders of the Other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

8.      Subordination. By acceptance of this Note, the Holder agrees to execute and deliver a subordination agreement at the time Senior Secured Indebtedness is incurred in favor of the holder thereof in form and substance mutually satisfactory to the Holder and the holder of the Senior Secured Indebtedness.

9.      Amendment. This Note may not be amended without the written consent of the Holder, the Required Holders and the Company.

10.  Transfer. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 3.7 of the Note Purchase Agreement.

11.  Remedies. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief). The Company acknowledges that a breach by it of its obligations hereunder may cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without any bond or other security being required.

12.  Payment of Collection, Enforcement and Other Costs. If (a) this Note is collected or enforced through any legal proceeding, or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

13.  Construction; Headings. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

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14.  Failure or Indulgence Not a Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

15.  Notices; Payments.

(a)                Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 8.8 of the Note Purchase Agreement.

(b)               Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of the initial Holder hereof, shall initially be as set forth on the Schedule of Investors attached to the Note Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

16.  Cancellation. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

17.  Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

18.  Governing Law; Venue. This Note has been executed by the Company in Montgomery County, Maryland and this Note shall be construed and enforced in accordance with the laws of the State of Maryland. The Company consents to and irrevocably submits to the jurisdiction of the Circuit Court for Montgomery County Maryland, and agrees that any dispute respecting this Note shall be submitted to and determined by said Court. Final judgment of the Circuit Court of Montgomery County shall be conclusive and binding on the Company and may be enforced in any court in which the Company is subject to jurisdiction by a suit upon such judgment.

19.  Jury Trial. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

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20.  Service of Process. The Company hereby irrevocably designates and appoints Millard Bennett and Donald Sperling as the Company’s authorized agents to accept and acknowledge on the Company’s behalf service of any and all process that may be served in any suit, action or proceeding instituted in connection with this Note in the Circuit Court for Montgomery County, Maryland. If such agents shall cease so to act, the Company shall irrevocably designate and appoint without delay another such agent in Montgomery County, Maryland satisfactory to the Holder and shall promptly deliver to the Holder evidence in writing of such agent’s acceptance of such appointment and its agreement that such appointment shall be irrevocable. The Company hereby consent to process being served in any suit, action or proceeding instituted in connection with this Note by (i) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to the Company and (ii) serving a copy thereof upon the agents hereinabove designated and appointed by the Company as the Company’s agents for service of process. The Company irrevocably agrees that such service shall be deemed to be service of process upon the Company in any such suit, action or proceeding. Nothing in this Note shall affect the right of the Holder to serve process in any manner otherwise permitted by law and nothing in this Note will limit the right of the Holder otherwise to bring proceedings against the Company in the courts of any jurisdiction or jurisdictions.

21.  Confession of Judgment. In the event this Note is not paid in full on the Maturity Date or earlier upon acceleration, the Company hereby designates and irrevocably appoints and constitutes and hereby authorizes and empowers Millard Bennett and/or Donald Sperling and/or any attorney or clerk of any court of record in the United States or elsewhere its attorney-in-fact (such appointment being coupled with an interest) to appear for and, with or without declaration filed and confess judgment against the Company in favor of the Holder of this Note, at any time, for the full or total amount of this Note, together with all indebtedness provided for therein, with costs of suit and attorney’s commission of ten percent (10%) for collection.

22.  Waiver. The Company expressly waives any presentment, demand, protest, notice of protest, or notice of any kind.

23.  Commercial Law. The Company represents and warrants that the loan evidenced by this Note is a commercial loan within the meaning of Section 12-101(c) and 12-103(e) of the Commercial Law Article of the Annotated code of the State of Maryland.

24.  Certain Definitions. For purposes of this Note, the following terms shall have the following meanings:

(a)                “Additional Stock” means any shares of Common Stock issued (or deemed to have been issued pursuant to Section 5(c)(i)(6)

) by the Company after the date hereof other than shares of Common Stock:

(i)                 issued pursuant to a transaction described in Section 5(a) hereof;

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(ii)               issued or issuable to any employee, officer, director, consultant or advisor of the Company in accordance with any employee benefit plan which has been approved by the Board of Directors of the Company including at least one of the directors appointed pursuant to Section 5.4 of the Note Purchase Agreement;

(iii)             issued pursuant to the conversion, exchange or exercise of convertible or exercisable securities outstanding as of the date hereof; or

(iv)             issuable or issued upon conversion of the Notes or exercise of the Warrants.

(b)               “Bloomberg” means Bloomberg Financial Markets.

(c)                “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required by law to remain closed.

(d)               “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)                 any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Exchange Act Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)               there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

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(iii)             there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Corporation and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(e)                “Conversion Price” means, as of any date of determination, $0.40 per share of Common Stock, subject to adjustment as provided herein.

(f)                “Initial Closing Date” has the meaning set forth in the Note Purchase Agreement.

(g)               “Interest Rate” means eight percent (8.0%) per annum.

(h)               “Listing Event” means the Common Stock has a Weighted Average Price of at least $2.00 per share (such dollar amount to be adjusted for any reverse stock split, combination or reclassification of shares or other similar event, in each case after the Initial Closing Date) for the twenty (20) consecutive Trading Days immediately prior to the date of the Mandatory Conversion Notice, and the Company has either: (i) met the requirements of the New York Stock Exchange Listed Company Manual with respect to the listing of Common Stock on the New York Stock Exchange, and is then using reasonable commercial efforts to list the Common Stock on the New York Stock Exchange or (ii) met the requirements of any tier of the NASDAQ Stock Market with respect to the listing of Common Stock on the NASDAQ, and is then using reasonable commercial efforts to list the Common Stock on the NASDAQ.

(i)                 “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(j)                 “Principal Market” means the OTC Bulletin Board.

(k)               “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(l)                 “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., Delaware time).

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(m)             “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., Delaware time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., Delaware time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., Delaware time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., Delaware time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as determined by the Board of Directors of the Company in good faith. Other than with respect to the definition of the term “Listing Event,” all such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

AXION INTERNATIONAL HOLDINGS, INC.

	By:	/s/ Steve Silverman
Name: Steve Silverman
Title: CEO

Acknowledged and Agreed:

/s/ Samuel G. Rose
Samuel G. Rose

[Signature Page to Convertible Note]